 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-179449, 333-172072, 333-164726, 333-157192, 333-149220, and 333-144338) on Form S-8 of our report dated September 13, 2012 relating to the consolidated financial statements of ShoreTel, Inc. and its subsidiaries (the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption, in the year ended June 30, 2011, of new accounting guidance issued by the financial accounting standards board related to its method for recognizing revenue for multiple element arrangements and the retrospective adoption of changes to the presentation of comprehensive income), and our report dated September 13, 2012 relating to the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2012.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 13, 2012